CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 235 to File No. 033-42484; Amendment No. 236 to File No. 811-06400) of The Advisors' Inner Circle Fund of our reports dated December 27, 2013 with respect to the financial statements and financial highlights of the of the LSV Value Equity Fund, LSV Conservative Value Equity Fund, and LSV Small Cap Value Fund, included in the 2013 Annual Reports to shareholders.


                                                       /s/ ERNST & YOUNG, LLP


Philadelphia, Pennsylvania
June 9, 2014